Exhibit 10.2

COLLATERAL SUB-ADVISORY AGREEMENT

AGREEMENT made as of this      day of             , 2010 (this “Agreement”), by and between Nuveen Diversified Commodity Fund, a Delaware statutory trust (the “Fund”), Nuveen Commodities Asset Management, LLC, a Delaware limited liability company (“Manager”), and Nuveen Asset Management, a Delaware corporation (“Collateral Subadvisor”).

WHEREAS, Manager serves as the investment manager for the Fund, pursuant to that certain Investment Management Agreement between Manager and the Fund (as such agreement may be modified from time to time, the “Management Agreement”); and

WHEREAS, Manager desires to retain Collateral Subadvisor to furnish investment advisory services for the Fund, upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment. Manager hereby appoints Collateral Subadvisor to provide sub-investment advisory services to the Fund in the management of the Fund’s Collateral (as defined below) for the period and on the terms set forth in this Agreement. Collateral Subadvisor accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.

Services to be Performed. Subject always to the supervision of Manager, Collateral Subadvisor will furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities of the U.S. government, its agencies and instrumentalities, corporate obligations and other high quality instruments comprising the Fund’s assets not deposited with its clearing broker(s) to secure commodity futures or options contracts (“Collateral”), all on behalf of the Fund and as described in the Fund’s registration statement on Form S-1 as declared effective by the United States Securities and Exchange Commission (the “Registration Statement”), consistent with the investment objectives and restrictions of the Fund described therein. In the performance of its duties, Collateral Subadvisor will satisfy its fiduciary duties to the Fund, will select and monitor the Fund’s investments in Collateral and will comply with the provisions of the Fund’s Amended and Restated Trust Agreement (the “Trust Agreement”) as filed with the Registration Statement, as the Trust Agreement may be amended from time to time (to the extent Collateral Subadvisor has been notified in writing of such amendments), and the Fund’s investment objectives, policies and restrictions as disclosed in the Registration Statement, as such investment objectives, policies and restrictions may be amended from time to time (to the extent Collateral Subadvisor has been notified in writing of such amendments). Manager will provide Collateral Subadvisor with current copies of the Fund’s organizational documents, prospectus and any amendments thereto, and any written objectives (as contained in the investment guidelines, if any), policies, procedures or limitations not appearing therein as they may be relevant to Collateral Subadvisor’s performance under this Agreement, all of which will be binding on Collateral Subadvisor upon receipt thereof from Manager. Collateral Subadvisor and Manager will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. Collateral Subadvisor will report to Manager with respect to Collateral Subadvisor’s services hereunder

Collateral Subadvisor is authorized to select the brokers that will execute the purchases and sales of Collateral for the Fund and is directed to use its commercially reasonable efforts to obtain a combination of best price and execution, taking into account all appropriate factors, including price, commission, size and difficulty of the transaction and research or other services provided. It is understood that Collateral Subadvisor will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund, or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange or a broker a commission for effecting a transaction for the Fund in excess of the amount of commission another member of an exchange or broker would have charged if Collateral Subadvisor determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member or broker, viewed in terms of that particular transaction or Collateral Subadvisor’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. In addition, if in the judgment of Collateral Subadvisor, the Fund would be benefited by supplemental services, Collateral Subadvisor is authorized to pay commissions to brokers furnishing such services in excess of commissions that another broker may charge for the same transaction, provided that Collateral Subadvisor determined in good faith that the commission paid was reasonable in relation to the services provided. Collateral Subadvisor will properly communicate to Manager such information relating to transactions for the Fund as Manager may reasonably request. In no instance will Collateral be purchased from the Fund or sold by the Fund to Manager, Collateral Subadvisor or any affiliated person of the Fund, Manager or Collateral Subadvisor.

Collateral Subadvisor further agrees that it:

a)	will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

b)	will conform to all applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”) in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory and trading activities;

c)	will report regularly to Manager and will make appropriate persons available for the purpose of reviewing with representatives of Manager on a regular basis the management of the Fund’s Collateral, including, without limitation, review of the general investment strategies of the Fund with respect to Collateral Subadvisor’s management of the Fund’s Collateral and the performance of the Fund’s Collateral in relation to standard industry indices and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Manager;

d)	will monitor the pricing of the Fund’s Collateral, and events relating to the collateral markets in which the Fund trades, and will notify Manager promptly of any market events or other situations that come to its attention (particularly those that may occur after the close of a foreign market in which the Fund’s Collateral may primarily trade but before the time at which the Fund’s Collateral is priced on a given day) that may materially impact the pricing of one or more of the Fund’s Collateral. In addition, Collateral Subadvisor will assist Manager in evaluating the impact that such an event may have on the net asset value of the Fund and in determining a recommended fair value of the affected asset or assets; and

e)	will prepare such books and records with respect to the Fund’s Collateral as reasonably requested by Manager and will furnish Manager such periodic and special reports as Manager may reasonably request.

3.	Preparation of Materials. Collateral Subadvisor will cooperate with the Fund in the Fund’s endeavors to prepare and update, or cause to be prepared and updated, the Registration Statement and a prospectus and disclosure document included therein (the “Prospectus”), promotional brochures or other marketing materials as well as any other materials reasonably requested or required by Manager in connection with the organization, operation, or marketing of the Fund or the registration or renewal of registration of the Fund’s shares (the “Shares”) for sale to the public in all applicable jurisdictions (collectively, with the Registration Statement and Prospectus, the “Materials”). In this regard, Collateral Subadvisor will furnish to Manager such information as may be reasonably requested for inclusion in such Materials. Moreover, Collateral Subadvisor agrees to provide to Manager such information as Manager requests in order for Manager to make all necessary disclosures regarding Collateral Subadvisor, its principals, its trading performance, customer accounts and otherwise as are required in the judgment of Manager to be made in such Materials.

4.	Representations and Warranties of Manager. Manager hereby represents and warrants to Collateral Subadvisor that:

a)	Manager is duly formed and validly existing as a Delaware limited liability company, with full power to carry out its obligations under this Agreement and the Trust Agreement.

b)	This Agreement has been duly and validly authorized, executed and delivered by, and is a valid and binding contract of, Manager, enforceable in accordance with its terms.

c)	Manager has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory agency or self-regulatory organization, necessary to be met in order to perform services for the Fund pursuant to this Agreement.

d)

Manager is a commodity pool operator and commodity trading advisor duly registered with the United States Commodity Futures Trading Commission (“CFTC”) and is a member in good standing of the National Futures Association (“NFA”). Manager shall maintain such registrations and membership in good standing during the term of this Agreement. Further, Manager agrees to notify Collateral Subadvisor promptly upon (i) a statutory disqualification of Manager under Sections 8a(2) or 8a(3) of the Commodity Exchange Act of 1936, as amended (“CEA”), (ii) a suspension, revocation or limitation of Manager’s commodity trading advisor or commodity pool operator registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which Manager is subject or has been advised it is a target.

e)	The Materials do not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or omit to state any material information required to be disclosed therein under the CEA, the Securities Act of 1933, as amended, and the rules promulgated thereunder; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to Manager by or on behalf of Collateral Subadvisor, as to it, including, without limitation, all references to Collateral Subadvisor and its affiliates, controlling persons, shareholders, partners, directors, officers and employees, as well as to Collateral Subadvisor’s investment approach and past performance history, which has been or may be provided by Collateral Subadvisor for inclusion in the Materials.

f)	Shares of the Fund will be offered and sold in compliance with the requirements set forth in the Registration Statement, the Prospectus, the Trust Agreement and the letter issued by the Division of Clearing and Intermediary Oversight of the CFTC dated March 29, 2010 (the “Staff Letter”). In connection with the offer and sale of the Shares, Manager will, and Manager will use its reasonable efforts to ensure that any third party selling agents will, comply fully at all times with all federal, state and foreign securities laws, the CEA, the Staff Letter, and all rules and regulations applicable to the offer and sale of the Shares to the public.

g)	Manager has received, on behalf of the Fund, Collateral Subadvisor’s Form ADV, Part II (“Form ADV”) at least 48 hours prior to entering into this Agreement and is familiar with the matters set forth therein.

h)	The representations and warranties made in this Agreement by Manager shall be continuing during the term of this Agreement, and if at any time any event has occurred which would make or tend to make any of the foregoing not true, Manager will promptly notify Collateral Subadvisor.

5.	Representations and Warranties of Collateral Subadvisor. Collateral Subadvisor hereby represents and warrants to the Fund and Manager that:

a)	Collateral Subadvisor’s Form ADV, and any other information relating to Collateral Subadvisor, its businesses, principals, and past performance record that has been requested by Manager, has been delivered to Manager and is current, accurate and complete in all material respects and is in compliance with all applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended (“Advisers Act”), and Collateral Subadvisor will provide Manager with updated or amended copies of any such materials when and if such materials are updated or amended.

b)	To the extent reasonably available to it, Collateral Subadvisor has supplied or upon request will supply, and has made available or upon request will make available, for review by Manager or its agents substantially all documents, statements, agreements, confirmations and workpapers relating to all accounts managed by Collateral Subadvisor and any other persons or entities controlled by Collateral Subadvisor for the period covered in any Materials, and Manager shall keep such information confidential; provided, however, that Collateral Subadvisor may, in its discretion, withhold from any such Materials the name of the client for whom such account is maintained and any proprietary information relating to Collateral Subadvisor’s trading methodologies.

c)	Collateral Subadvisor has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory agency or industry self-regulatory organization, necessary to be met in order to perform services for the Fund pursuant to this Agreement.

d)	Collateral Subadvisor is an investment adviser duly registered with the SEC. Collateral Subadvisor shall maintain such registration in good standing during the term of this Agreement. Further, Collateral Subadvisor agrees to notify Manager promptly upon (i) the issuance of an order under Section 203(e) of the Advisers Act, (ii) the occurrence of any event that would disqualify Collateral Subadvisor from serving as an investment adviser to the Fund, or (iii) the institution of an action or proceeding that could lead to the issuance of an order under Section 203(e) of the Advisers Act or an investigation by any governmental agency or self-regulatory organization of which Collateral Subadvisor is subject or has been advised it is a target.

e)	Collateral Subadvisor is a Delaware corporation with full power and authority to enter into this Agreement.

f)	This Agreement has been duly and validly authorized, executed and delivered by, and is a valid and binding contract of, Collateral Subadvisor enforceable in accordance with its terms.

g)	The representations and warranties made in this Agreement by Collateral Subadvisor shall be continuing during the term of this Agreement, and if at any time any event has occurred which would make or tend to make any of the representations and warranties in this Agreement not true, Collateral Subadvisor will promptly notify Manager.

6.	Expenses. During the term of this Agreement, Collateral Subadvisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of investments (including brokerage commissions and other related expenses) purchased or sold for the Fund.

7.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay Collateral Subadvisor, and Collateral Subadvisor agrees to accept as full compensation therefor, an annual management fee based on the Fund’s average daily net assets (total assets of the Fund, minus the sum of its accrued liabilities) calculated as follows:

Average Daily Net Assets	Annual Management Fee
Up to $500 million	0.3000%
$500 million to $1 billion	0.2875%
$1 billion to $1.5 billion	0.2750%
$1.5 billion to $2 billion	0.2625%
$2 billion and over	0.2500%

The management fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual rate of fee, and multiplying this product by the net assets of the Fund (not reduced by its cash reserves) as of the close of business on the last preceding business day on which the Fund’s net asset value was determined. The Fund’s net asset value for this purpose shall be calculated as provided in the Fund’s prospectus then in effect.

The Fund pays all other costs and expenses of its operations, including custody fees, transfer agent expenses, legal fees, expenses of independent auditors, expenses of preparing, printing and distributing shareholder reports, notices, proxy statements, reports to governmental agencies or self-regulatory organizations, and taxes, if any.

For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

8.

Independence of Collateral Subadvisor. Collateral Subadvisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent Manager or the Fund in any way or otherwise be deemed an agent of Manager or the Fund. Collateral Subadvisor shall not offer or sell or solicit any offers to purchase the Shares. However, when requested by Manager at such reasonable times and upon adequate notice as mutually agreed to, Collateral Subadvisor will assist in the general explanation and presentation of Collateral Subadvisor’s investment strategies and methods solely to the employees of Manager or its affiliates and to the Fund’s selling agents or to other agents of Manager; provided, however, that nothing in this section will require Collateral Subadvisor to disclose confidential and proprietary information concerning its investment strategies and methods. The parties acknowledge that Collateral Subadvisor, individually or in conjunction with Manager, has not been an organizer or promoter of the Fund. Nothing herein contained shall be deemed to require the

Fund to take any action contrary to the Trust Agreement, the Staff Letter, or any applicable statute, regulation or exchange rule.

9.	Services to Others. Manager understands that Collateral Subadvisor now acts, or may in the future act, as an investment adviser to other investment funds, provided that whenever the Fund and one or more other investment advisory clients of Collateral Subadvisor have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Collateral Subadvisor to be equitable to each. Manager recognizes that in some cases this procedure may adversely affect the size of the position that the Fund may obtain in a particular Collateral investment. It is further agreed that, on occasions when Collateral Subadvisor deems the purchase or sale of Collateral to be in the best interests of the Fund as well as other accounts, it may, to the extent permitted by applicable law, but will not be obligated to, aggregate the Collateral to be so sold or purchased for the Fund with those to be sold or purchased for other accounts in order to obtain favorable execution and lower brokerage commissions. In addition, Manager understands that the persons employed by Collateral Subadvisor to assist in Collateral Subadvisor’s duties under this Agreement will devote such efforts and service to the Fund as Collateral Subadvisor deems appropriate. It is also agreed that Collateral Subadvisor may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts or for managing its own accounts.

10.	Records of the Fund. Manager will instruct the Fund’s broker(s) to furnish copies of all trade confirmations and monthly trading reports to Collateral Subadvisor. Collateral Subadvisor will maintain a record of all orders for Collateral for the Fund’s account that have been filled and will monitor the Fund’s open Collateral positions. Upon the request of Manager, Collateral Subadvisor shall permit Manager or its agent to inspect such information as Manager may reasonably request for the purpose of confirming that the Fund has been treated equitably with respect to trading conducted during the term of this Agreement by all accounts controlled by Collateral Subadvisor or its principals. Collateral Subadvisor shall permit Manager to inspect the investment records of Collateral Subadvisor, its principals and other clients for the purpose of confirming that the Fund is being treated equitably by Collateral Subadvisor, including with respect to any modifications of investment strategies resulting from priorities of order entry to Collateral Subadvisor’s accounts, and Manager shall keep such information confidential; provided, however, that Collateral Subadvisor may, in its discretion, withhold from any such inspection the name of the client for whom such account is maintained.

11.	Limitation of Liability. Collateral Subadvisor shall not be liable for, and Manager will not take any action against Collateral Subadvisor to hold Collateral Subadvisor liable for, any error of judgment or mistake of law or for any loss suffered by the Fund (including, without limitation, by reason of the purchase, sale or retention of any asset) in connection with the performance of Collateral Subadvisor’s duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Collateral Subadvisor in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

12.	Indemnity.

a)	In any threatened, pending or completed action, suit, or proceeding to which Collateral Subadvisor, its shareholders, officers, directors, employees or associated persons (collectively, “its affiliates”) was or is a party or is threatened to be made a party by reason of the fact that Collateral Subadvisor is or was an investment adviser of the Fund or otherwise, the Fund and Manager, jointly and severally, shall indemnify and hold harmless, subject to subsection (d) below, Collateral Subadvisor and its affiliates against any loss, liability, damage, cost, expenses (including attorneys’ fees and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it or its affiliates in connection with any action, suit or proceeding if Collateral Subadvisor acted in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of the Fund, and provided that its conduct does not constitute willful misfeasance, bad faith or gross negligence or reckless disregard of its obligations and duties under this Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that Collateral Subadvisor acted in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Fund.

b)	Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against Collateral Subadvisor or its affiliates may, in the sole discretion of Manager, be paid by the Fund in advance of the final disposition of such action, suit or proceeding, if and to the extent that the person on whose behalf such expenses are paid shall agree to reimburse the Fund in the event indemnification is not permitted under this Section 12.

c)	Collateral Subadvisor agrees to indemnify, defend and hold harmless the Fund, Manager and Manager’s members, officers, directors, employees or associated persons (collectively, “its affiliates”) against any loss, liability, damage, cost, expenses (including attorneys’ fees and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it or its affiliates by reason of any act or omission of Collateral Subadvisor relating to the Fund (including costs and expenses of investigating and defending any claims, demand or suit and attorneys’ and accountants’ fees) if such act or omission materially violated the terms of this Agreement or involved willful misfeasance, bad faith or gross negligence on the part of Collateral Subadvisor in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

d)

Any indemnification under subsections (a) or (c) above, unless ordered by a court or administrative forum, shall be made only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that indemnification is proper in the circumstances because the party claiming indemnification (the “Indemnitee”) has met the applicable standard of conduct set forth in subsection (a) or (c), as the case may be. To the extent that the Indemnitee or its affiliates have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) or (c) above, or in defense of any claim, issue or matter therein, the immediately preceding sentence of this subsection (d) shall not apply and the party obligated to indemnify the other party (the “Indemnitor”) shall indemnify the Indemnitee or its affiliates against the expenses, including attorneys’ and accountants’ fees, actually and reasonably incurred by it or its affiliates in connection therewith.

e)	In the event that any claim, dispute or litigation arises between Collateral Subadvisor and any party other than the Fund or Manager, which claim, dispute or litigation is unrelated to the Fund’s business, and if the Fund or Manager are made a party to such claim, dispute or litigation by such other party, Collateral Subadvisor shall defend any actions brought in connection therewith on behalf of the Fund and/or Manager each of whom agree to cooperate in such defense and Collateral Subadvisor shall indemnify and hold harmless the Fund and Manager from and with respect to any amounts awarded to such other party. If any claim, dispute or litigation arises between the Fund and/or Manager and any party other than Collateral Subadvisor which claim, dispute or litigation is unrelated to Collateral Subadvisor’s duties under this Agreement, and if Collateral Subadvisor is made a party to such claim, dispute or litigation by such other party, the Fund and/or Manager, as the case may be, shall defend any actions brought in connection therewith on behalf of Collateral Subadvisor or its principals, each of whom agree to cooperate in such defense and the Fund and/or Manager, as the case may be, shall indemnify and hold harmless Collateral Subadvisor and its affiliates from and with respect to any amounts awarded to such other party. Notwithstanding any other provision of this subsection (e), if, in any claim as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel in connection with such claim and shall be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim.

f)	None of the foregoing provisions for indemnification shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the Indemnitee without the prior consent of the Indemnitor; provided, however, that should the Indemnitor refuse to consent to a settlement approved by the Indemnitee, the Indemnitee may effect such settlement, pay such amount in settlement as it shall deem reasonable and seek a judicial or regulatory determination with respect to reimbursement by the Indemnitor of any loss, liability, damage, cost or expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Indemnitee in connection with such settlement to the extent such loss, liability, damage, cost or expense (including reasonable attorneys’ and accountants’ fees) was caused by or resulted from a material violation of this Agreement by the Indemnitor or violation of the standard of conduct set forth herein. Notwithstanding the foregoing, the Indemnitor shall, at all times, have the right to offer to settle any matters, and if the Indemnitor successfully negotiates a settlement and tenders payment therefor to the Indemnitee, the Indemnitee must either use its best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the Indemnitor to the Indemnitee shall be the amount of said proposed settlement.

g)	The foregoing provisions for indemnification shall survive the termination of this Agreement.

h)	Collateral Subadvisor acknowledges as to it that the indemnities provided in this Agreement by Manager and the Fund to Collateral Subadvisor shall be inapplicable in the event of any liability accruing to the extent, if any, caused by or based upon Collateral Subadvisor’s misrepresentations, omissions or breach of any warranty in this Agreement.

13.	Term; Termination; Amendment. This Agreement shall become effective with respect to the Fund on the same date as the Management Agreement between the Fund and Manager becomes effective, and shall remain in effect until otherwise terminated pursuant to this Section 13.

This Agreement may be terminated at any time, without penalty, by either Manager or Collateral Subadvisor upon 120 days written notice.

Termination of this Agreement shall not affect the right of Collateral Subadvisor to receive payments on any unpaid balance of the compensation described in Section 7 earned prior to the effective date of such termination.

14.	Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party

If to Manager or the Fund:	If to Collateral Subadvisor:

Nuveen Commodities Asset Management, LLC	Nuveen Asset Management
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, IL 60606
Attention: Gifford R. Zimmerman	Attention:

With a copy to:	With a copy to:

Nuveen Investments, Inc.	Nuveen Investments, Inc.
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, IL 60606
Attention: General Counsel	Attention: General Counsel

or such address as each such party may designate for the receipt of such notice.

15.	Assignment and Successors. This Agreement may not be assigned (within the meaning of the Advisers Act) nor the duties hereunder delegated by either party without the express written consent of the other party. This Agreement is made solely for the benefit of, and shall be binding upon, the parties and their respective successors and assigns, and no other person shall have any right or obligation under it.

16.	Notice of Threatened, Pending or Completed Actions, Suits or Proceedings.

a)	Manager will promptly give written notice to Collateral Subadvisor of: (i) any threatened, pending or completed action, suit or proceedings (including without limitation any reparations or administrative proceeding threatened or instituted under the CEA) to which Manager or the Fund was or is a party or is threatened to be a party; and (ii) any judgments or amounts paid by Manager or the Fund in settlement in connection with any such threatened, pending or completed action, suit or proceeding.

b)	Collateral Subadvisor will promptly give written notice to Manager of: (i) any threatened, pending or completed action, suit or proceeding (including without limitation any reparations or administrative proceeding threatened or instituted under the CEA) to which Collateral Subadvisor was or is a party or is threatened to be a party; and (ii) any judgments or amounts paid by Collateral Subadvisor in settlement in connection with any such threatened, pending or completed action, suit or proceeding.

c)	Written notices required to be given pursuant to this Section 16 shall contain all pertinent information concerning the threatened, pending or completed action, suit or proceeding and, in the case of any pending or completed action suit or proceeding, shall include a copy of the complaint, petition or similar documents asserting a claim.

d)	Manager and Collateral Subadvisor agree to use their best efforts to maintain the confidentiality of notices received pursuant to this Section 16 and agree not to disclose the contents of such notices to persons other than their affiliates and advisors, or except as may be required, in their good faith judgment, by any applicable law or regulation.

17.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

18.

Applicable Law, Entire Agreement, Amendments, Arbitration. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois. This Agreement is the entire agreement of the parties in respect of the subject matter and may be amended only by a writing signed by the parties. All disputes not resolved by negotiation shall be exclusively resolved by confidential binding arbitration in Chicago in accordance with the then rules of the American Arbitration Association by a panel of three arbitrators, one selected by each party and the third by the two so selected. The arbitrators shall have no authority to amend this Agreement. Any award by the arbitrators may be entered as a judgment by any court having jurisdiction.

19.	Obligations of Fund Only. This Agreement is executed on behalf of the Fund by officers of the Manager as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund’s trustees or shareholders individually but are binding only upon the assets and property of the Fund.

20.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Manager, the Fund and Collateral Subadvisor have caused this Agreement to be executed as of the day and year first above written.

NUVEEN COMMODITIES ASSET MANAGEMENT, LLC, a Delaware limited liability company	NUVEEN ASSET MANAGEMENT, a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

NUVEEN DIVERSIFIED COMMODITY

FUND, a Delaware statutory trust

By: NUVEEN COMMODITIES ASSET

MANAGEMENT, LLC, its Manager

By:
Name:
Title: